EX 99.28(h)(2)(ix)

SEVENTH AMENDMENT TO

THE TRANSFER AGENCY AGREEMENT BETWEEN PPM FUNDS AND

UMB FUND SERVICES, INC.

This Seventh Amendment (the “Amendment”) is made as of April 29, 2021 (the “Effective Date”) and amends to the Transfer Agency Agreement (the “Agreement”) dated February 15, 2018, as amended between PPM Funds, a Massachusetts business trust (the “Trust”), and UMB Fund Services, Inc., a Wisconsin corporation (the “Transfer Agent”). All terms not otherwise defined herein shall have the same meanings ascribed in the Agreement.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company and has established several separate series of shares (each, a “Fund”), with each Fund having its own assets and investment policies.

WHEREAS, the Board of Trustees of the Trust approved a plan of liquidation for PPM Small Cap Value Fund, effective April 1, 2021.

WHEREAS, the Board of Trustees of the Trust approved the termination of PPM Core Fixed Income Fund and PPM Investment Grade Credit Fund, effective at the close of business on April 29, 2021.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Trust and the Transfer Agent hereby agree to amend the Agreement, effective at the close of business on April 29, 2021, as follows:

1.	The Fifth Amended and Restated Schedule A to the Agreement is deleted and replaced with the Sixth Amended and Restated Schedule A, attached as Exhibit A hereto.

2.	Each Party represents and warrants to the other that it has full authority to enter into the Amendment, upon the terms and conditions hereof, and that the individual executing the Amendment is duly authorized to bind the respective party to the Amendment.

3.	The Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but which together shall constitute but one and the same instrument. The electronic or facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

4.	The Amendment shall be governed by Delaware law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder.

5.	All other terms and conditions not otherwise referenced herein shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed, effective April 29, 2021.

PPM FUNDS

By:	/s/ Mary Capasso
Name:	Mary Capasso
Title:	President, Chief Executive Officer and Chief Legal Officer
Date:	April 6, 2021

UMB FUND SERVICES, INC.

By:	/s/ Maureen Quill
Name:	Maureen Quill
Title:	EVP Registered Funds
Date:

Exhibit A

Sixth Amended and Restated

Schedule A

to the

Transfer Agency Agreement

by and between

PPM Funds

and

UMB Fund Services, Inc.

NAMES OF FUNDS

PPM Core Plus Fixed Income Fund

PPM High Yield Core Fund